AMENDMENT 3

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of December 2, 2022 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Transfer Agency and Services Agreement between ALPS and the Trust dated May 1, 2019, as amended

“ALPS”	ALPS Fund Services, Inc.

“Trust”	Bridge Builder Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Fund Services, Inc.		Bridge Builder Trust

By:	/s/ Kenneth Fullerton	By:	/s/ Colleen Dean
Name: Kenneth Fullerton		Name: Colleen Dean
Title: Authorized Signatory		Title: President

Schedule A to this Amendment

Amendments

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	APPENDIX A - LIST OF FUNDS is hereby deleted in its entirety and replaced with the following APPENDIX A - LIST OF FUNDS:

APPENDIX A

LIST OF FUNDS

Bridge Builder Core Bond Fund

Bridge Builder Core Plus Bond Fund

Bridge Builder Municipal Bond Fund

Bridge Builder Municipal High-Income Bond Fund

Bridge Builder Large Cap Growth Fund

Bridge Builder Large Cap Value Fund

Bridge Builder Small/Mid Cap Growth Fund

Bridge Builder Small/Mid Cap Value Fund

Bridge Builder International Equity Fund

Bridge Builder Transition Fund

Bridge Builder Transition Fund II

Bridge Builder Transition Fund III

Bridge Builder Tax Managed Large Cap Fund

Bridge Builder Tax Managed Small/Mid Cap Fund

Bridge Builder Tax Managed International Equity Fund

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Exis ting Agreement.

2.

The Parties’ duties and obligations are governed by and limited to the express terms and conditions of the Existing Agreement, as amended by this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, under standings and agreements, either oral or written, between the Parties with respect thereto.

3.

This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.

This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.